EXHIBIT 3.1

ASHFORD HOSPITALITY PRIME, INC.
ARTICLES OF AMENDMENT

ASHFORD HOSPITALITY PRIME, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (the “Corporation”) hereby certifies to the Maryland State Department of Assessments and Taxation that:
FIRST: The charter of the Corporation is hereby amended     by deleting in its entirety Article VII, Section 6 as currently in effect.
SECOND:     (a)    The directors of the Corporation declared advisable and approved the foregoing amendment by unanimous written consent.
(b)    The stockholders of the Corporation approved the foregoing amendment at an annual meeting of stockholders duly called by the vote required under Maryland law and the charter and bylaws of the Corporation.
THIRD:    The undersigned Chief Operating Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Operating Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.
IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Chief Operating Officer this 18th day of May, 2015.

ATTEST: By: /s/ Deric S. Eubanks Deric S. Eubanks, Chief Financial Officer	ASHFORD HOSPITALITY PRIME, INC. By /s/ David A. Brooks David A. Brooks, Chief Operating Officer, Secretary and General Counsel